EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

DECEMBER 7, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION

ANNOUNCES OFFERING OF COMMON STOCK

OKLAHOMA CITY, OKLAHOMA, DECEMBER 7, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a public offering of 30 million shares of its common stock after the market closing today. Deutsche Bank Securities is acting as underwriter for the offering. Chesapeake has granted Deutsche Bank Securities a 30-day option to purchase up to 4.5 million additional shares to cover any over-allotments. The final terms of the offering, including the amount of the net proceeds to be received by Chesapeake, will be disclosed in the final prospectus to be filed with the Securities and Exchange Commission.

Chesapeake intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility. The common stock is offered pursuant to an effective registration statement filed with the Securities and Exchange Commission.

Copies of the prospectus supplement, when available, may be obtained from the offices of Deutsche Bank Securities, Attn: Prospectus Department, 1251 Avenue of Americas, New York, NY 10019, or by telephone at (800) 503-4611, or by email at prospectusrequest@list.db.com. An electronic copy of the prospectus will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or country.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States.